EXHIBIT 99.1

CAS Medical Systems, Inc. Reports Third Quarter and Year-to-Date Financial Results

Record Third Quarter and YTD Revenues of $11.7 Million and $31.2 Million

 * Revenues for Quarter Increase 10% over Prior Year
 * Return to Profitability for Quarter
 * Year-to-Date Revenue Increases 12% Over Prior Year

BRANFORD, Conn., Nov. 6, 2008 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), a leader in non-invasive monitoring that is vital to patient care, today reported revenues of $11.7 million for the third quarter ended September 30, 2008, a 10 percent increase from $10.7 million reported for the same period of 2007. For the nine months ended September 30, 2008, revenues increased 12 percent to $31.2 million from $27.9 million in the same period last year. The Company also reported net income of $329,000 for the quarter, marking a return to profitability after reporting net losses of $562,000 for the first six months of 2008.

Andrew E. Kersey, President and CEO of CASMED, stated, "We are pleased to announce our record revenue for this period, the continued improvement over the prior quarter, and the return to profitability."

"During the third quarter, we launched our Neonatal/Infant FORE-SIGHT(r) Cerebral Oximeter system and are encouraged by the progress we are making. The Company sold and installed systems at two of the U.S. News and World Report top ten U.S. children's hospitals for neonatal care. We are taking steps to strengthen our sales and marketing organization, including the addition of Nathan Harris as VP of Sales and Marketing. We anticipate that these investments will have a positive impact on our business during 2009 and help secure a leadership position in the growing cerebral oximetry marketplace."

Financial Results for Q3

For the three months ended September 30, 2008, increases in revenues were led by sales of OEM products and FORE-SIGHT cerebral oximeter monitors and sensors, partially offset by reduced vital signs monitor sales. The Company recorded approximately $830,000 of FORE-SIGHT(r) product sales during the third quarter of 2008. During this period, the Company placed or sold 32 FORE-SIGHT monitors bringing the total installed base worldwide to 125 units as of September 30, 2008.

For the three months ended September 30, 2008, the Company recorded net income of $329,000, or $0.03 per basic and diluted common share, compared to net income of $539,000, or $0.05 per basic and diluted common share, reported for the three months ended September 30, 2007. Net income for the prior year three months included a tax benefit of $155,000 related to an exchange of state tax carry forwards for reduced cash credits.

Pre-tax income for the three months ended September 30, 2008 increased $18,000 to $597,000 from $579,000 reported for the three months ended September 30, 2007. Cost of sales as a percentage of revenues for the third quarter was 63% compared to 62% for the same period of the prior year. Operating expenses grew 7.5 percent but declined to 31% of revenues from 32% for the prior year quarter. FORE-SIGHT related expenses accounted for the increase in operating expenses.

Stock compensation expense was $87,000 for the third quarter of 2008, compared to $86,000 for the same period of the prior year.

Year-to-Date Financial Results

Revenues for the nine months ended September 30, 2008 totaled $31.2 million, an increase of $3.3 million, or 12 percent, over the $27.9 million reported for the nine months ended September 30, 2007. The increase in revenues was led by sales of OEM modules and blood pressure cuffs and FORE-SIGHT sales partially offset by reduced sales of vital signs monitors. Year-to-date FORE-SIGHT sales reached $1.5 million, the majority of which relates to the shipments of disposable sensors.

The Company recorded a net loss of $233,000, or ($0.02) per basic and diluted common share, compared to net income of $318,000, or $0.03 per basic and diluted common share, reported for the first nine months of the prior year. Cost of sales as a percentage of sales for the first nine months of 2008 increased to 66 percent from 64 percent during the same period of 2007 primarily as a result of higher costs of sales in the first quarter of 2008. Operating expenses remained at approximately 34 percent of sales for the first nine months of 2008 increasing to $10.7 million from $9.6 million during the same period of 2007. FORE-SIGHT sales and marketing related expenses were responsible for the increased spending.

Stock compensation expense was $318,000 for the first nine months of 2008, compared to $217,000 for the same period of the prior year.

The Company's income tax benefit of $192,000 for the first nine months of 2008 assumes an effective tax rate of 46 percent before prior period adjustments of $43,000. The income tax benefit of $68,000 recorded for the first nine months of 2007 reflects an effective rate of 31 percent adjusted by an exchange of approximately $155,000 of state tax carry forwards for reduced cash credits payable to the Company.

The Company has generated cash from operations during the first nine months of 2008 of $407,000 compared to $2.6 million of cash used by operations during the same period of 2007.

2008 Outlook

The Company confirms its previously issued revenue guidance for the full year, with estimated 2008 revenues of approximately $42-$43 million. Management is updating its previously issued guidance with respect to estimated earnings from an after-tax loss of $300,000 to $500,000 to near break-even after-tax results.

Conference Call Information

CASMED will host a conference call today, November 6, 2008, at 10:00 a.m. Eastern Time to discuss third quarter and year-to-date results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-548-7903 (domestic) or 719-325-4875 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until December 6, 2008.

About CASMED(r) - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs and cardio-respiratory monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers and vendors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2007 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                       CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS
                             (Unaudited)

                                           Sept 30,        Dec. 31,
                                             2008            2007
                                         -----------    ------------

 Cash and cash equivalents               $   905,253    $    666,722
 Accounts receivable                       4,992,781       4,947,300
 Inventories                              11,204,974      10,021,118
 Deferred income taxes                       872,265         474,265
 Recoverable income taxes                     44,299         230,458
 Other current assets                        496,848         414,204
                                         -----------    ------------

   Total current assets                   18,516,420      16,754,067

 Property and equipment                    5,548,334       5,055,395
 Equipment at customers                      994,863         272,360
 Accumulated depreciation and
  amortization                            (3,760,630)     (2,987,030)
                                         -----------    ------------

                                           2,782,567       2,340,725

 Intangible and other assets, net          1,133,232         846,602
 Goodwill                                  3,379,021       3,379,021
 Deferred income taxes                       388,639         567,971

                                         -----------    ------------
   Total assets                          $26,199,879    $ 23,888,386
                                         ===========    ============

 Current portion of long-term debt       $   604,847    $    577,453
 Notes payable                                64,202          71,537
 Line-of-credit                            2,982,825       2,249,349
 Accounts payable                          3,001,886       2,505,460
 Accrued expenses                          1,362,380         962,154
                                         -----------    ------------

   Total current liabilities               8,016,140       6,365,953

 Income taxes payable                        153,125         145,125
 Long-term debt, less current portion      1,865,590       2,322,561
 Deferred gain on sale and leaseback
  of property                              1,202,360       1,303,338

 Common stock                                 45,635          43,575
 Additional paid-in capital                7,331,235       5,889,007
 Common stock held in treasury, at cost     (101,480)       (101,480)
 Retained earnings                         7,687,274       7,920,307
                                         -----------    ------------

 Shareholder's equity                     14,962,664      13,751,409

                                         -----------    ------------
 Total liabilities & equity              $26,199,879    $ 23,888,386
                                         ===========    ============

                        CAS MEDICAL SYSTEMS, INC.
                          STATEMENTS OF INCOME
                               (Unaudited)

                  Three Months Three Months  Nine Months  Nine Months
                     Ended        Ended        Ended        Ended
                   Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                     2008         2007         2008         2007
                  -----------  -----------  -----------  -----------

 Revenues         $11,708,082  $10,663,435  $31,212,552  $27,915,163

 Cost of products
  sold              7,407,603    6,634,787   20,740,040   17,830,189
                  -----------  -----------  -----------  -----------
 Gross profit       4,300,479    4,028,648   10,472,512   10,084,974

 Operating
  expenses:
   Research and
    development       553,888      439,861    1,531,853    1,725,261
   Selling,
    general and
    administrative  3,076,679    2,937,840    9,149,889    7,920,957
                  -----------  -----------  -----------  -----------
                    3,630,567    3,377,701   10,681,742    9,646,218

                  -----------  -----------  -----------  -----------
 Operating income
  (loss)              669,912      650,947     (209,230)     438,756

 Interest expense      72,546       71,455      215,803      189,382

                  -----------  -----------  -----------  -----------
 Pre-tax income
  (loss)              597,366      579,492     (425,033)     249,374

 Income tax
  expense
  (benefit)           268,500       40,298     (192,000)     (68,641)

                  -----------  -----------  -----------  -----------
 Net income
  (loss)          $   328,866  $   539,194  $  (233,033) $   318,015
                  ===========  ===========  ===========  ===========

 Income (loss) per
  common share:

     Basic        $      0.03  $      0.05  $     (0.02) $      0.03

     Diluted      $      0.03  $      0.05  $     (0.02) $      0.03

 Weighted average
  number of
  common shares
  outstanding:

     Basic         11,171,056   10,749,947   10,980,756   10,675,483

     Diluted       12,085,122   11,982,011   10,980,756   12,094,725

CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com